EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Four Corners Property Trust, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑234638) on Form S-3ASR of Four Corners Property Trust, Inc. of our reports dated February 19, 2021, with respect to the consolidated balance sheets of Four Corners Property Trust, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule III – schedule of real estate assets and accumulated depreciation (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Four Corners Property Trust, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification 842, Leases, including effective amendments.

/s/ KPMG LLP

San Francisco, California
February 19, 2021